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                             [LOGO OF PAPA JOHNS]





Contact:  D. Ross Davison
          Chief Financial Officer and Treasurer
          (205) 981-2823

                   PJ AMERICA ANNOUNCES FOURTH QUARTER CHARGE
                           AND 2001 DEVELOPMENT PLANS


Birmingham, Alabama, December 7, 2000

     PJ America, Inc. (NASDAQ: PJAM), the largest franchisee of Papa John's International, Inc. announced today that the company plans to take a pretax charge in its fourth quarter ending December 31, 2000 related to asset impairment in accordance with Statement of Financial Accounting Standards No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of" (FAS 121). The Company has completed a review of each restaurant location, taken into account its financial performance and other factors to determine its compliance with FAS 121. During this analysis, the Company reviewed under performing restaurants, and it is likely that a limited number of these restaurants may close. Accordingly, the Company will record a pretax charge of approximately $8 million to $10 million for the quarter ending December 31, 2000. This non-cash charge will adjust the operating assets to their net realizable value as required under FAS 121.

     Excluding the FAS 121 impairment charge, the company expects its operating earnings for the fourth quarter ending December 31, 2000 to be within the range of $.17 and $.22 as previously announced.

     The Company also announced that it anticipates opening approximately 6 restaurants in 2001, as the Company will focus on improving operations in its existing restaurant base.

     The Company's President and CEO, Doug Stephens said, "During our recent review of our restaurants and restaurant operations, we recognized that our operations need to improve, specifically in our new markets. Therefore, we plan on limiting our new restaurant development in 2001 while we focus on improving our overall operations. While it is difficult to make these decisions, it will allow us to improve our overall financial performance and utilize our resources more effectively."
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      This information contains forward-looking statements within the meaning of
Section 27A of The Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements reflect management's expectations based upon currently available information and data; however, actual results are subject to future events and uncertainties, which could cause actual results to materially differ from those projected in these statements. Factors that can cause actual results to materially differ include: increased advertising, promotions and discounting by competitors which may adversely affect sales; the ability of the Company to open new restaurants and operate new and existing restaurants profitably; increases in food, labor, employee benefits and similar costs; economic conditions in the territories in which the Company operates; and new product and concept development by food industry competitors. Further information regarding factors that could affect the Company's financial and other results is included in the Company's forms
10-Q and 10-K, filed with the Securities and Exchange Commission.